Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into on this 20th day of March, 2006, by and between Ferdinando Petrucci, an individual residing at Via Stazione, 133A, Arce [Frosinone], Italy (“Licensor”), and H2Diesel, Inc., a Delaware corporation having its principal offices located at 17698 Foxborough Lane, Boca Raton, Florida 33496 (the “Licensee”), on behalf of which Mr. Lee Rosen is authorized to sign this Agreement.

RECITALS

A.
Licensor is the first and sole inventor of a certain chemical additive for use in making bio-fuel for internal combustion engines, including all related formulas, technical specifications, know-how and other related proprietary information (collectively, the “Product”) and is the exclusive owner of all intellectual property other proprietary rights with respect to same.

B.
Licensee desires to obtain an exclusive license from Licensor to make, use and sell the Product in the Territory comprising North America, Central America and Caribbean nations as further specified in Schedule A attached hereto as well as other regions that may be added by mutual agreement of the parties (collectively, the “Territory”), and Licensor desires to grant such license to Licensee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. GRANT OF EXCLUSIVE RIGHTS; CONSIDERATION.

a.
Exclusive License. Subject to the other terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee the exclusive right and license to make, cause to be made, use, distribute, sell, offer related services, sublicense others to do the same and otherwise to commercialize and exploit the Product, as well as any and all modifications, enhancements, variations, improvements and related technology developed by or for Licensor in the future, including under the claims of any patents owned by Licensor now or in the future in and throughout the Territory. Licensor shall not himself or through third parties (other than Licensee) exercise any such rights within the Territory while this Agreement is in effect. In furtherance of same, Licensee shall have the right to engage subcontractors to manufacture and/or distribute part or all of the Product and, as between Licensor and Licensee, Licensee shall be responsible for all production, storage, distribution, order processing and fulfillment, billing and collection activities with respect to sales of the Product in the Territory.

b.
Consideration. In consideration of the rights granted to Licensee in Section 1.a. above, Licensee agrees to pay to Licensor, while this Agreement is in effect and provided that Licensor performs its obligations hereunder, the following consideration:

(i) Eleven Million Dollars ($11,000,000) payable as follows:

A. One and One-Half Million Dollars ($1,500,000) due and payable within three (3) business days after execution and delivery of this Agreement;

B. One Million Dollars ($1,000,000) due and payable no later than one hundred eighty (180) days after the Effective Date (as defined in Section 6 (a) below);

C. One and One-Half Million Dollars ($1,500,000) due and payable no later than three hundred sixty-five (365) days after the Effective Date;

D. One Million Dollars ($1,000,000) on each subsequent anniversary of the Effective Date for the seven (7) years thereafter; and

(ii) a twelve and one-half percent (12.5%) equity ownership interest in Licensee, to be issued to Licensor within sixty (60) days after the Effective Date/other], provided that Licensor executes and delivers to Licensee an investor representations letter in a form to be provided by Licensee including customary investor representations together with a written joinder to Licensor’s stockholders agreement agreeing to be bound by the terms thereof.

c.
Option to Acquire Exclusive Rights in South America; Requirements Regarding Paraguay Licensee. Licensee is hereby granted the exclusive option to acquire the exclusive right and license to make, cause to be made, use, distribute, sell, offer related services, sublicense others to do the same and otherwise to commercialize and exploit the Product in and throughout South America, excluding Paraguay, said option being exercisable by Licensee within the first six (6) months after the Effective Date by providing written notice thereof to Licensor, in exchange for payment of an additional Ten Million Dollars ($10,000,000) as follows:

(i) One and One-Half Million Dollars ($1,500,000) due and payable upon exercise of said option;

(ii) One and One-Half Million Dollars ($1,500,000) due and payable no later than one hundred eighty (180) days after exercise of said option; and

(iii) One Million Dollars ($1,000,000) due and payable on or before each subsequent anniversary of the exercise date of said option for the seven (7) years thereafter.

Licensor shall require its licensee in Paraguay to sell the Product and/or any components thereof at prices not lower than the lowest prices offered by Licensee for same in any part of the Territory.

d.
Other Expansion of the Territory. The Territory may be further expanded by mutual agreement of the parties, and should Licensor desire to grant any rights to third parties in the future with respect to the Product not already granted to Licensee (excluding Italy), Licensor shall provide written notice via fax thereof to Licensee and offer same to Licensee first before offering to others. In the event that the parties are unable to agree in principle with respect to the material terms of such proposed grant of additional rights within thirty (30) days after Licensee’s receipt of such notice from Licensor, Licensor may then offer such rights to third parties, provided that the terms offered by Licensor are the same as those that were offered to Licensee.

e.
Technical Information Regarding the Product. Within twenty (20) days after the Effective Date of this Agreement, Licensor shall disclose to Licensee any and all technical information and know-how then within the knowledge or possession of Licensor which was not already disclosed to Licensee and which would be helpful to Licensee in the manufacture, use or sale of the Product. Licensor further agrees to provide continued disclosure of same to Licensee with respect to any future developments, modifications, enhancements, new products and related technology developed or otherwise acquired by Licensor while this Agreement is in effect. The disclosure shall take place either at Licensee’s offices or telephonically, or as otherwise agreed to by the parties. Licensor shall, while this Agreement is in effect, cause its employees and any third parties who are employed or engaged to do research, development or other inventive work relating to the Product to disclose all inventions, discoveries, know-how and other work product resulting therefrom to Licensor and to assign to Licensor all rights with respect to same to Licensor such that Licensee shall receive, by virtue of this Agreement, the exclusive license with respect thereto throughout the Territory as agreed hereunder.

2. LICENSEE UNDERTAKINGS; PRODUCT TESTING.

a. Patent Notices. Licensee agrees to mark, as appropriate, the following with appropriate patent pending notices and/or patent numbers, as applicable, in conformity with applicable law:

(i) all packaging or dispensers for the Product made or sold by or for Licensee; and

(ii) all brochures, manuals, and documents describing the Product.

b. Export Control. Licensee shall not export or allow the export or re-export of the Product without compliance with applicable export laws and regulations of the U.S. Department of Commerce and all other U.S. agencies and authorities, including without limitation, the Export Administration Regulations of the U.S. Department of Commerce Bureau of Export Administration (as contained in 15 C.F.R. Parts 730-772), and, if applicable, relevant foreign laws and regulations.

c.
Regulatory Compliance. Licensee acknowledges that certain regulatory licenses and approvals may be required to be obtained with respect to the Product from appropriate government authorities in the Territory from time to time during the term of the Agreement. Licensee will obtain and maintain all such licenses and approvals at its own expense. Licensor will make available to Licensee information and assistance as requested by Licensee and/or necessary to complete all applications and requests for approval.

d.
Registration Statement for Licensee Securities. Licensee shall undertake commercially reasonable efforts to cause a registration statement to be filed with the Securities and Exchange Commission with respect to Licensee’s securities within one hundred eighty (180) days after the Effective Date.

e.
Product Testing. Licensee shall have the right, at its expense, to cause to be performed tests to evaluate and measure the performance and commercial viability of the Product for use as a fuel additive or component including, emission tests, tests relating to fuel consumption, engine performance, calorimetric energy yield, stability sight and formula analysis. Licensee may engage third parties in connection with such testing and shall have the right to disclose the Product to such third parties for such purposes. Andrea Festuccia shall be part of Licensor’s scientific committee to assist Licensee in the management of such testing and improvement of the technology in the Territory.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR.

a.	Representations and Warranties. Licensor represents and warrants to Licensee and its affiliates that:

(i) Licensor is the sole owner of all rights, title and interest, including all intellectual property rights in and to the Product, free and clear of liens, claims or other encumbrances of any kind, other than previously granted licenses outside the Territory;

(ii) Licensor’s execution and delivery of this Agreement does not require any third party consent or approval that has not already been obtained;

(iii) Licensor has sufficient rights to grant the rights granted hereunder to Licensee;

(iv) Licensor has the legal power and authority to grant the rights and licenses to Licensee as set forth in this Agreement;

(v) this Agreement and all other agreements to be executed by Licensor in connection herewith constitute the valid and binding obligations of Licensor, enforceable against Licensor in accordance with their respective terms;

(vi) the Product does not infringe or otherwise violate any third party intellectual property or other right, no third party license is required in order for Licensee to exercise the rights granted to it hereunder throughout the Territory, and no suit, action, or claim has been instituted or threatened by any third party involving the Product or any of the rights licensed hereunder or infringement of any third party intellectual property or other right;

(vii) Licensor is the first and sole inventor of the Product and that the Product is patentable throughout the Territory;

(viii) the Product will meet all stability sight and other performance test standards undertaken with respect to same;

(ix) the Product can be mass produced without loss of performance qualities;

(x) bio-fuel that is merchantable and commercially fit for usage in internal combustion engines and provides equal performance as compared to normal diesel fuel can be made in accordance with the following formulas: for multi-jet new generation diesel engines: [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]; and for traditional diesel engines: [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION];

(xi) the Product can be used for fuels for automobiles and other internal combustion engine-powered devices without requiring modification of such devices (excluding possible change of fuel filter). The Licensor has verified that the Product has not caused any damage to such devices installed on two cars (one with a traditional diesel engine, and the other with a JTD (MUTI-JET)) engine over a distance of 140,000 km; and

(xii) Licensor has not made and will not make any commitments to others inconsistent with or in derogation of Licensee’s rights.

(xiii) Licensor does not make any representations or warranties with regard to any tests other than those referred to in Section 2(e) above, except as may be otherwise agreed by the parties;

b.
Maintenance of Exclusivity. Licensor represents and warrants to Licensee that it has not, and covenants to Licensee that during the term of this Agreement, it will not, grant any other license for sale, use or manufacturing of the Product within the Territory or elsewhere other than in compliance with this Agreement.

c.
Provision of Information for Regulatory Approvals. Licensor shall provide to Licensee all pertinent and necessary information in order for Licensee to apply for and obtain any required safety or other regulatory approvals to commercially market and sell the Product.

d.
Maintenance of Intellectual Property Rights. Licensor shall permit and cooperate with Licensee to maintain all patent and other intellectual property rights in and to the Product and Licensor will not abandon or permit the expiration of any such patent before its full term has elapsed, unless so directed by a court of law.

e.
Scientific Committee. Given his technical competence and his personal capabilities, Andrea Festuccia, a chemical engineer, will direct, with complete autonomy and with all powers necessary, the Licensor’s Scientific Committee. The purpose of the Scientific Committee is to manage, coordinate, and oversee all the technical inspections and scientific tests for the verification and improvement of the Product. Upon Licensee’s advance written authorization, Andrea Festuccia will cooperate with Licensee to arrange for the development of the testing activities for the Product, cited above.

f.
On account of his technical-commercial competence and his personal capabilities, Mr. Dante Lucchetti will undertake to direct and coordinate on Licensor’s behalf, in full autonomy and with all powers necessary, all commercial relations developed in the future outside of the Territory, remaining the sole individual responsible on Licensor’s behalf for this aspect.

4. INFRINGEMENT BY THIRD PARTIES.

a.
Notification of Infringements. Should Licensor or Licensee become aware of any infringement or alleged infringement of any patents covering any portion of the Product, misappropriation of trade secrets or any other infringement or violation of the intellectual property rights relating to the Product, that party shall immediately notify the other party in writing of the name and address of alleged infringer, the alleged acts of infringement, and any available evidence of infringement.

b.	Enforcement of Rights. Licensee shall have primary responsibility for enforcing any patent, trade secret or other intellectual property rights relating to the Product, whether on behalf of Licensor or as Licensor’s exclusive licensee, against any third parties and shall have the right to bring legal action against such third parties to enforce such rights. If Licensee fails to take action against any such third parties within one hundred eighty (180) days of being notified regarding same, Licensor may, at Licensor’s option, bring legal action against such third parties in the name of Licensor to enforce such rights. In the event that any such litigation results in a damage award favoring the party bringing action to enforce any such rights, such a damage award shall be the property of the party that pursued such litigation.

5. INDEMNIFICATION.

a.
Indemnification by Licensor. Licensor shall, at its expense, indemnify, defend and hold harmless Licensee, its affiliates, sublicensees and subcontractors, and their respective employees, officers and agents (each, a “Licensee Indemnified Party” and collectively, the “Licensee Indemnified Parties”) from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against any of the Licensee Indemnified Parties arising from or relating to any breach by Licensor of any of its representations, warranties or obligations hereunder. Licensor shall be responsible for and shall pay all costs and expenses related to such claims and proceedings, including, but not limited to, the payment of all attorney’s fees and costs of litigation, defense and/or settlement of same. In the event that the Product, in part or as a whole, infringes or is accused of infringing a third party’s intellectual property rights, in addition to the foregoing indemnification obligations, Licensor shall either (a) procure for Licensee and its sublicensees the right to continue making, using and selling the Product, (b) provide Licensee and its sublicensees with a functionally equivalent, non-infringing replacement for the Product, or (c) refund all fees paid by Licensee hereunder, and assign back to Licensee the equity interest in Licensee granted to Licensor pursuant to Section 1.b. (ii) above.

b.
Indemnification Procedures. In claiming any indemnification hereunder, Licensee shall promptly provide Licensor with written notice of any claim that Licensee believes falls within the scope of the foregoing paragraph. Licensee may, at its own expense, assist in the defense if it so chooses, in which case Licensee may elect to control such defense and all negotiations relative to the settlement of any such claim and further provided that any settlement intended to bind Licensor shall not be final without Licensor’s written consent, which shall not be unreasonably withheld.

c.
Set-Off Right. Licensee shall have the right to deduct and set-off any damages, costs or expenses (including, without limitation, legal fees and expenses) incurred by Licensee with respect to any claims for which it is entitled to indemnification pursuant to this Agreement against any amounts payable to Licensor hereunder, and may impose a lien on the equity interest in Licensee granted to Licensor pursuant to Section 1.b.(ii) as collateral for such indemnification obligations.

6. TERM, RENEWAL AND TERMINATION.

a.
Term. The term of this Agreement shall commence on the date that the first payment is made (“Effective Date”) and continue in effect in perpetuity unless sooner terminated as provided below (the “Term”).

b.
Termination by Licensor. Licensor shall have the right to terminate this Agreement by providing written notice thereof to Licensee describing the basis for such termination if any of the following events occur: (i) if Licensee materially defaults in performing any of its other obligations under this Agreement, or (ii) if a proceeding is commenced by or against Licensee seeking liquidation, conservatorship or other relief with respect to Licensee or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensee and/or a substantial portion of its assets, and such default is not cured, or such proceeding is not dismissed, within ninety (90) days after Licensor has provided written notice to Licensee of its intentions to terminate this Agreement and specifying the reasons for same.

c.
Termination by Licensee. Licensee shall have the right to terminate this Agreement by providing written notice thereof to Licensor if any of the following events occur: (i) if Licensor materially defaults in performing any of its obligations hereunder, or (ii) if Licensor becomes insolvent or if a proceeding is commenced by or against Licensor seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to Licensor or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to Licensor and/or a substantial portion of its assets and such default is not cured, or such proceeding is not dismissed, within ninety (90) days after Licensee has provided written notice to Licensor of its intentions to terminate this Agreement and specifying the reasons for same. Additionally, Licensee shall have the right to terminate this Agreement at any time for convenience by providing written notice thereof to Licensor not less than thirty (30) days prior to the effective date of such termination.

d.
Post-Termination Obligations; Phase-out Period. Subsequent to the termination of this Agreement for any reason, Licensee may, for up to twelve (12) months after the effective date of such termination, continue to sell its inventory of the Product. Thereafter Licensee shall not engage in the further use, sale, or other commercialization of the Product without Licensor’s prior written consent, which consent shall not be withheld unreasonably.

e.
Effect of Termination. Nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of such termination or which may continue beyond such termination, and any unpaid payments due from Licensee under this Agreement as of the effective date of termination shall become immediately due and payable to Licensor. Licensor acknowledges and agrees that this Agreement and all rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be licenses of rights to intellectual property. Licensor agrees that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under applicable bankruptcy, insolvency or other similar law, including specifically but without limitation, Section 365(n) of the U.S. Bankruptcy Code, as amended. Licensor further agrees that, in the event of the commencement of a voluntary or involuntary proceeding against Licensor seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to it or its assets under any bankruptcy, insolvency or other similar law, Licensee, in addition to its right to terminate this Agreement, shall also have the right, at its election, to retain all of its rights under this Agreement.

f.
Rights of Sublicensees after Termination of License Agreement. The termination of this Agreement shall not affect the continued effectiveness of any sublicenses previously granted by Licensee with respect to the Product pursuant to this Agreement and still in effect as of the effective date of such termination, provided that the sublicensee is in full compliance with the terms of the applicable sublicense agreement then in effect with respect to the Product. In the event of termination of this Agreement for any reason other than by Licensee due to an uncured breach by Licensor, all agreements with sublicenses with respect to the Product entered into by Licensee pursuant to this Agreement shall thereupon automatically be deemed assigned to Licensor. Licensor shall be thereafter be deemed the licensor under same under all such agreements. Said substitution shall be effective and self-operative, without the execution of any other instrument, and the sublicenses shall continue in accordance with their terms between the sublicensee and Licensor; provided that Licensor shall not be liable for any prior act, omission or breach of any duty or obligation by Licensee.

7. TAXES, GOVERNMENTAL APPROVALS.

a.
Taxes. Licensee shall be solely responsible for the payment and discharge of any taxes, duties, or withholdings relating to any transaction of Licensee in connection with the manufacture, use, sale, licensing or other commercialization or exploitation of the Product. Licensor is solely responsible for any and all taxes, fees relating to its ownership of intellectual property rights in and to the Product, including but not limited to taxes on all amounts paid to Licensor hereunder.

b.
Government Approvals. Licensee shall, at its own expense, be responsible for applying for and obtaining any regulatory approvals, authorizations, or validations relative to the Product and/or manufacture and sale of the Product under the appropriate national laws or otherwise.

8. INDEPENDENCE OF THE PARTIES.

This Agreement creates no relationship of partnership, joint venture, employment, franchise, or agency between the parties. This Agreement shall not constitute the designation of either party as the representative or agent of the other, nor shall either party to this Agreement have the right or authority to make any promise, guarantee, warranty, or representation, or to assume, create, or incur any liability or other obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party, without the other party’s prior written consent and approval.

9. SUBLICENSING AND ASSIGNMENT.

a.
Sublicensing. Licensor authorizes Licensee to grant sublicenses of the rights granted to it hereunder to its subdistributors, contractors and other third parties as reasonably necessary for Licensee to perform its obligations hereunder.

b.
Assignment by Licensee. Except as provided for in Section 9.a. above or as otherwise provided for in this Agreement, Licensee shall not have the right to assign or otherwise transfer this Agreement and/or any rights acquired by Licensee hereunder, except to an affiliate or in connection with a sale of all or substantially all of its assets, or in connection with obtaining financing for its business, without the prior written consent of Licensor, which consent shall not be unreasonably withheld. As used herein, “affiliate” means any person or entity directly or indirectly controlling or having the power to control, or controlled by or being under common control with another person or entity. For this purpose, “control” means the direct or indirect possession of power to direct or cause the direction of the management or policies of such party, whether through ownership or stock or other securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of an entity shall be conclusive evidence that control exists.

c.	Assignment by Licensor; Right of First Refusal. Licensor shall not have the right to assign or otherwise transfer this Agreement, including rights acquired by Licensor under this Agreement to payments, to any third party other than Licensee, without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Such assignment or transfer shall not be deemed effective unless such assignee or transferee has agreed in writing to acknowledge Licensee’s right hereunder and be bound by the terms and provisions of this Agreement. In the event that Licensor shall at any time determine to sell, assign or otherwise transfer all or part of Licensor’s rights with respect to the Product or this Agreement, Licensor shall obtain a bona fide executed written offer from the proposed transferee and shall submit an exact copy of such offer to Licensee. Licensee shall have the right, exercisable by written notice delivered to Licensor within sixty (60) days from the date of delivery of an exact copy of such offer to Licensee, to purchase such rights and interests for the price and on the terms and conditions contained in such offer, provided that Licensee may substitute cash or its or its affiliates’ securities for any form of payment proposed in such offer and shall not have less than ninety (90) days to prepare for closing. If Licensee does not exercise the above-described right of first refusal, Licensor may complete the sale to such purchaser pursuant to and on the terms of such offer, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after delivery of such offer to Licensee or there is a material change in the terms of the proposed transaction, Licensee shall again have the right of first refusal herein provided.

10. NOTICES.

Any notice or communication permitted or required under this Agreement shall be in writing and shall be delivered in person or by courier, or mailed by certified or registered mail, postage prepaid, return receipt requested, and addressed as set forth for the intended recipient in the first paragraph of this Agreement, to the attention of the President of Licensee in the case of notices delivered by Licensor to Licensee, or to such other address as shall be given in accordance with this Section. If notice is given in person or by courier, it shall be effective upon receipt; and if notice is given by mail, it shall be effective five (5) business days after deposit in the mail.

11. ARBITRATION; GOVERNING LAW.

a.
Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the interpretation, breach, termination or validity thereof, other than those for which injunctive relief is appropriate, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then obtaining, by a panel of three (3) arbitrators. Each party shall have the right to appoint one (1) arbitrator from the list of arbitrators supplied to the parties by the AAA, and the two (2) arbitrators so appointed shall appoint the third. The parties may agree to a single arbitrator in lieu of a panel of three arbitrators.

The place of arbitration shall be Miami, Florida, U.S.A. and each party hereto irrevocably consents and submits to the exclusive jurisdiction of such arbitration panel in such venue. The language of the arbitration shall be in English. The arbitrators shall determine the matters in dispute in accordance with the internal laws of the State of Florida without reference to the Convention on Contracts for the International Sale of Goods. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators, that the award shall be made and shall be promptly payable in U.S. dollars, free of any tax, deduction or offset, and that any costs, fees or taxes instant to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest from the date of damages incurred for breach or other violation of this Agreement, and from the date of the award until paid in full, at a rate to be fixed by the arbitrators.

b.	Governing Law. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of Florida without reference to its choice of law principles.

12. ATTORNEY’S FEES.

In the event that there is a default under this Agreement and it becomes reasonably necessary for any party to employ the services of any attorney, either to enforce or terminate this Agreement, with or without arbitration, the non-defaulting party shall be entitled to collect from the defaulting party its reasonable attorneys fees and such other costs and expenses as are incurred by it in enforcing or terminating this Agreement.

13.  INTELLECTUAL PROPERTY PROTECTION; IMPROVEMENTS AND NEW PRODUCTS.

a.
Intellectual Property Protection. Licensee shall undertake commercially reasonable efforts to seek and obtain patent protection for the Product in the countries comprising the Territory on behalf of Licensor and Licensee shall bear the expenses associated therewith. Licensee shall also be responsible at Licensee’s expense for maintaining in force for the available patent term any patents that are granted as a result thereof while this Agreement is in effect. Licensor shall provide all necessary and/or requested cooperation, documentation and assistance, including, without limitation, execution and delivery of oaths, declarations, powers of attorney, affidavits, testimony and any other documents or instruments that may be required or requested by Licensee in connection therewith, as well as in connection with Licensee’s enforcement of such rights against third parties.

b.	Improvements to the Product; New Inventions. In the event that Licensee, through its employees or independent contractors, invents or causes to be invented any improvements, refinements or modifications to the Product or new products related to the Product, Licensee shall own all intellectual property and other rights with respect thereto without a duty to account or any other duty to Licensor with respect to same, and shall be entitled to commercialize and exploit same as Licensee determines in its sole and absolute discretion only in the Territory. Licensee shall communicate any improvements, refinements or modifications to the Product or new products related to the Product (referred to as “Product Improvements”), and Licensor shall be entitled to commercialize and exploit such Product Improvements in all the other countries except the Territory, as may be expanded from time to time, subject to the terms and conditions herein; and subject to a cross-licensing arrangement to be agreed between Licensor to Licensee that will contain, among other terms and conditions, provisions for a cross-licensing royalty payable by Licensor.
a      nd
14. GENERAL PROVISIONS.

a.
Entire Agreement. The parties hereto have read this Agreement and agree to be bound by all its terms. The parties further agree that this Agreement, together with the stockholders agreement referred to in Section 1.b.(ii) above, shall constitute the full, complete and exclusive statement of the Agreement between them and supersedes all agreements, proposals, oral or written, and all other communications between them relating to the subject matter of this Agreement.

b.
Modifications. No agreement changing, modifying, amending, extending, superseding, discharging, or terminating this Agreement or any provisions hereof shall be valid unless it is in writing and is dated and signed by duly authorized representatives of the party against which enforcement is sought.

c.
Severability. Should any term or provision of this Agreement be finally determined by an arbitration panel to be void, invalid, unenforceable or contrary to law or equity, the offending term or provision shall be modified and limited (or if strictly necessary, deleted) only to the extent required to conform to the requirements of law and the remainder of this Agreement (or, as the case may be, the application of such provisions to other circumstances) shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

d.
Waiver. Failure of any of the parties hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or to exercise any election provided for therein, shall in no way be considered a waiver of such provisions, rights, or election or in any way to affect the validity of this Agreement. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent or waiver of, or excuse for any other, different or subsequent breach. All remedies herein conferred upon any party shall be cumulative and no one shall be exclusive of any other remedy conferred herein by law or equity.

e.
Currency; Days; Time of the Essence. All monetary amounts referred to herein are in U.S. Dollars and all references to days mean calendar days. Time is of the essence in the performance of each and every obligation and covenant imposed by this Agreement.

f.	Binding Agreement. This Agreement shall be binding not only upon the parties hereto, but also upon their respective successors, permitted assignees and in the case of Licensor, his heirs.

g.
 Force Majeure. Neither Party shall be liable to the other party on account of any loss, damage, or delay occasioned or caused by strikes, riots, fires and floods, insurrection, terrorist attacks, war, the elements, embargoes, failure of carriers, inability to obtain material or transportation facilities, acts of God or of the public enemy, compliance with any law, regulation or other governmental order, or any other causes beyond the control of either party whether or not similar to the foregoing (“Force Majeure” or “Force

          Majeure Event”). Every reasonable effort shall be made by the party claiming Force Majeure to avoid delay or suspension of performance hereunder, but neither party shall be required to do so in any manner in which such party does not deem to be in its best interest in order to be able to perform its obligations hereunder. As soon as practicable after occurrence of any Force Majeure Event, the party claiming Force Majeure shall notify the other party in writing of such Force Majeure Event and, to the extent possible, inform the other party of the expected duration of the Force Majeure Event and the performance to be affected by the suspension or curtailment under this Agreement. After the termination of any Force Majeure Event, as soon as practicable, the party claiming Force Majeure shall notify the other party in writing of the termination of such Force Majeure Event and of the anticipated timing of the resumption of performance.

h.
Expenses. Except as provided elsewhere in this Agreement, all of the legal, accounting, and other miscellaneous expenses incurred in connection with this Agreement and the performance of the various provisions of this Agreement shall be paid by the party who incurred the expense. Licensee acknowledges and agrees that it shall be responsible for all costs and expenses for preparing and filing a PCT patent application for the Product in all the countries that agree to the PCT (Patent Cooperation Treaty) in the name of the Licensor, to be executed by a patent lawyer appointed by Licensee . Those costs are in addition to any payments to be made hereunder by the Licensee..

i.
Survival. All covenants, agreements, representations, warranties, indemnities and provisions of this Agreement which by their nature are intended survive the termination of this Agreement (including, without limitation, Sections 3, 5, 6.d.-f., 7.a., 8-12, and 14) shall so survive after the effective date of termination of this Agreement.

j.
Disclaimer of Warranties; Limitation of Liability. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED HEREIN, NEITHER PARTY HERETO MAKES ANY WARRANTIES AND DISCLAIMS ANY IMPLIED WARRANTIES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH REGARD TO THE PRODUCT OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER. EXCEPT FOR CLAIMS INVOLVING FRAUD OR OTHER WILLFUL MISCONDUCT OR NEGLIGENCE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS ARISING OUT OF THE PERFORMANCE OF NONPERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

k.	Confidentiality. Each party acknowledges that it has in the past and may in the future receive Confidential Information belonging to, and disclosed to it, by the other party and/or its authorized representatives, and that all of the other party’s Confidential Information is material and confidential and greatly affects the goodwill and the effective and successful conduct of such party and its business and operations, and that maintaining confidentiality of such party’s Confidential Information is reasonably necessary to protect the legitimate business interests of such party. Accordingly, each party hereby agrees to receive all such Confidential Information provided by the other party in strict confidence and that neither it nor any of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors) shall, at any time while this Agreement is in effect or thereafter, directly or indirectly, divulge, reveal or communicate any such Confidential Information to any person, firm, corporation or entity whatsoever, or use, pursue or exploit any such Confidential Information for its own benefit or for the benefit of others. Each party agrees not to infringe any of the other party’s intellectual property or other rights in its Confidential Information, and nothing herein shall be construed as expressly or impliedly granting a license or right to use such Confidential Information by the other party except with respect to the rights granted to Licensee with respect to the Product and as otherwise expressly provided herein and/or as reasonably necessary for Licensee to engage and utilize subcontractors for testing, manufacturing, distribution, sale and other commercialization of the Product as contemplated hereunder. Each party shall disclose to and enforce the confidentiality provisions of this Agreement in writing with respect to all of its officers, directors, representatives, employees or agents (including any consultants, subcontractors or advisors), as applicable. The foregoing restrictions shall not apply to Licensee to the extent that such information comprises the Product or related technology after a patent application has been filed for the Product, or to the extent that, with respect to either party, such information:

(i) is or becomes public knowledge (other than by breach of that restriction);

(ii) was obtained by the recipient party from a third party having the right to disclose it, without the obligation to keep such information confidential;

(iii) was independently developed by the recipient party without the use of such Confidential Information and without the participation of individuals who have had access to such Confidential Information; or

(iv) is required to be provided by law, legal process (including subpoena, civil investigative demand or similar process) or any regulatory authority; provided, that the recipient party shall promptly notify the disclosing party in writing so the disclosing party may seek a protective order and/or other motion to prevent the production of such Information.

For purposes of this Agreement, “Confidential Information” means information relating to a party hereto and its assets, operations, clients, and past, present, and future businesses, including but not limited to know-how, drawings, manuals, reports, formulae, algorithms, processes, trade secrets, computer software, computer data bases, computer software documentation, research products, inventions, technical data, specifications, designs, ideas, product plans, research and development efforts, personal and customer information, financial information, quotations, price lists, customer lists, business methods and operations and marketing programs, all of which are proprietary with such party and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by such party as confidential, except as otherwise provided above with respect to the Product.

l.
Further Assurances. Each party agrees to execute and deliver such other and further documents and instruments as may be necessary to effectuate the intent and purposes of this Agreement upon request by the other party.

m.	Construction; Counterparts. The headings used in this Agreement are for reference purposes only and shall not be considered a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. For the convenience of the Licensor, a copy of this Agreement is being translated into Italian for convenience of the parties. In the event of a conflict between this English version and the Italian version, this English version shall govern and prevail.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the Effective Date.

LICENSOR: FERDINANDO PETRUCCI	LICENSEE: H2Diesel, Inc., a Delaware corporation
/s/ Ferdinando Petrucci	/s/ Lee S. Rosen
Signature	Signature

Name: Lee S. Rosen

Title: President

SCHEDULE A

Territory

A.	North America: United States of America, its possessions and territories (including without limitation Puerto Rico), Canada and Mexico.

B.	Central America: Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama.

C.
Caribbean: Antigua & Barbuda, Aruba, Bahamas, Cayman Islands, Cuba (currently subject to U.S. embargo), Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, St. Kitts & Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad & Tobago, Turks & Caicos Islands, and Virgin Islands.

Option Territory

South America, excluding Paraguay: Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, French Guiana, Guyana, Peru, Suriname, Uruguay and Venezuela.